Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2007, relating to the consolidated financial statements and financial statement schedule of DCP Midstream, LLC as of and for the years ended December 31, 2006 and 2005, appearing in the Annual Report on Form 10-K/A of Duke Energy Corporation for the year ended December 31, 2006, and appearing in the Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Duke Energy Corporation and Duke Energy Carolinas, LLC Prospectuses, which are part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
October 3, 2007